Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of April 7, 2026, by and among Fifth Era Acquisition Sponsor I LLC, a Delaware limited liability company, (the “Sponsor”), Fifth Era Acquisition Corp I, an exempted company incorporated in the Cayman Islands with limited liability (“FERA”), and SMT Holdings Limited, an Abu Dhabi Global Market Private Company Limited by Shares (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of certain Class A ordinary shares of FERA, par value $0.0001 per share (the “FERA Class A Ordinary Shares”) and certain Class B ordinary shares of FERA, par value $0.0001 per share (the “FERA Class B Ordinary Shares,” together, with the FERA Class A Ordinary Shares, the “FERA Ordinary Shares”), in each case, as set forth on Schedule I attached hereto (all such securities, together with any shares of FERA’s capital stock or other Equity Securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by Sponsor during the period from the date hereof through the earlier of the Effective Time or the termination of the Business Combination Agreement in accordance with Section 8 thereto (the “Expiration Date”) are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Miotal SPAC HoldCo, Inc., a Cayman Islands exempted company (“Holdco”), FERA, the Company, and PENNY Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions Merger Sub will be merged with and into FERA (the “Merger”), as a result of which (i) FERA shall continue as the surviving entity and as a wholly owned direct subsidiary of Holdco, (ii) each right to receive one-tenth (1/10th) of one FERA Class A Ordinary Share issued pursuant to a FERA Unit and FERA Private Placement Unit outstanding immediately prior to the Merger will be converted into the right to receive one-tenth (1/10th) of one FERA Class A Ordinary Share, and (iii) each FERA Class A Ordinary Share, and each FERA Class B Ordinary Share, issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive one ordinary share of Holdco, par value $0.0001 per share (a “Holdco Ordinary Share”); and

WHEREAS, as an inducement to Holdco, the Company, and Merger Sub to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valid consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 New Shares. In the event that (a) any FERA Ordinary Shares or other Equity Securities of FERA are issued to Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities of, on or affecting the Subject Securities owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any FERA Ordinary Shares or other Equity Securities of FERA after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any FERA Ordinary Shares or other Equity Securities of FERA after the date of this Sponsor Agreement (such FERA Ordinary Shares or other Equity Securities of FERA, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall constitute Subject Securities and be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Subject Securities owned by the Sponsor as of the date hereof.

Section 1.2 Deliverables.

(a) Concurrently with the execution of this Sponsor Agreement, Sponsor shall deliver to the Company a duly executed copy of a Lock-Up Agreement in the form attached as Exhibit C to the Business Combination Agreement.

(b) On or prior to the Closing Date, Sponsor shall deliver to the Company a duly executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit D to the Business Combination Agreement.

Section 1.3 Sponsor Agreements.

(a) At any meeting of the shareholders of FERA, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of FERA or the holder of FERA Rights is sought (including any action by written resolution), Sponsor shall (x) appear at each such meeting or otherwise cause all of its Subject Securities entitled to vote, and any other FERA Ordinary Shares or FERA Rights that Sponsor has the right to vote, to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of Sponsor’s Subject Securities, FERA Ordinary Shares or FERA Rights:

(i) in favor of each of the Proposals and the FERA Shareholder Approval (or any sub-matter or actions in furtherance thereof);

(ii) in favor of any proposal to adjourn or postpone the applicable meeting to a later date if and only if there are not sufficient votes for the approval of the Proposals or the FERA Shareholder Approval (or any sub-matter or actions in furtherance thereof) and any other matters required to be approved as set forth in the Proxy Statement/Registration Statement on the date on which such meeting is held; and

(iii) against any proposal, action, transaction or agreement that would or would reasonably be expected to (A) delay, postpone, impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement, any other Ancillary Document, or the Transactions, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of FERA under the Business Combination Agreement or any other Ancillary Document, (C) result in any of the conditions set forth in Article 6 of the Business Combination Agreement not being fulfilled, (D) amend the pre-closing FERA governing documents (other than any amendments the sole effect of which would be to extend the Outside Date), including any change in any manner to the dividend policy or capitalization of, including the voting rights of any class of capital stock of, FERA, (E) result in a business combination agreement or merger (other than the Business Combination Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by, or other change to the corporate structure or business of, FERA or (F) result in a change in the business, management or FERA Board (other than in connection with the Proposals or the FERA Shareholder Approval).

Sponsor hereby agrees not to commit or agree to take any action inconsistent with the foregoing.

(b) Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of February 27, 2025, by and among Sponsor, FERA and the other parties thereto (the “Letter Agreement”), except to the extent the provisions thereof conflict with the terms of this Sponsor Agreement, the Business Combination Agreement or any other Ancillary Document, in which case the terms of this Sponsor Agreement, the Business Combination Agreement or the Ancillary Document, as applicable, shall supersede the terms of the Letter Agreement. For the avoidance of doubt, Sponsor waives and agrees not to exercise any redemption rights with respect to any of the Subject Securities, and shall not transfer, redeem, elect to redeem or tender or submit for redemption any Subject Securities, including pursuant to or in connection with the right of a holder of FERA Ordinary Shares to redeem those shares (in connection with the Transactions or otherwise).

(c) During the period commencing on the date hereof and ending on the Expiration Date, without the prior written consent of the Company, Sponsor shall not modify or amend any contract between or among Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any Affiliate of Sponsor (other than FERA or any of its subsidiaries), on the one hand, and FERA or any of FERA’s subsidiaries, other than as contemplated by the Business Combination Agreement or any Ancillary Document.

(d) Sponsor represents and warrants that any proxies or powers of attorney heretofore given in respect of the Subject Securities that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of FERA.

(e) Sponsor hereby unconditionally and irrevocably grants to, and appoints, the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Sponsor, to vote the Subject Securities, or grant a written resolution or consent in respect of the Subject Securities, in each case in a manner consistent with Section 1.3 of this Sponsor Agreement. Sponsor understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement. Sponsor hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 1.3(e) are given in connection with the execution of the Business Combination Agreement and are given to secure the performance of the duties of Sponsor under this Sponsor Agreement and that such irrevocable proxy and power of attorney are given to secure the performance of the duties of Sponsor under this agreement. Sponsor hereby further affirms that the irrevocable proxy and power of attorney are given to secure a proprietary interest and may under no circumstances be revoked. Sponsor hereby ratifies and confirms all that such irrevocable proxy and power of attorney may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY AND POWER OF ATTORNEY ARE EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS. The proxy and power of attorney granted hereunder shall only terminate upon the termination of this Sponsor Agreement.

Section 1.4 Further Assurances. Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein. Sponsor agrees to take any additional actions, if any, required or deemed to be practical or necessary in order for Sponsor to provide an effective grant of proxy pursuant to the FERA governing documents (including the execution and delivery of such proxies, and the delivery and lodgement of such proxies) in order to consummate the transactions contemplated by this Sponsor Agreement.

Section 1.5 No Inconsistent Agreement. Sponsor hereby represents and warrants that it has not entered into, and covenants and agrees it shall not enter into, any Contract that would delay, postpone, impede, frustrate, prevent, nullify, restrict, limit or interfere with the performance of Sponsor’s obligations hereunder or make any representation and warranty contained herein untrue. Prior to the Expiration Date, Sponsor shall not liquidate or dissolve.

Section 1.6 FERA Transaction Costs. In the event that on the Closing Date the amount of FERA Transaction Costs is greater than $15,000,000 (whether payable before or after the Closing), Sponsor shall pay such excess amount in cash on or before the Closing Date (either directly to the relevant payees or to Holdco for further distribution to the relevant payees) or elect to have the number of Holdco Ordinary Shares otherwise distributable to Sponsor as Merger Consideration at the Effective Time reduced by such number of Holdco Ordinary Shares that represent the value of such excess amount (based on a value of $10.00 per share) (“Sponsor Election”). Any Sponsor Election must be made in written notice to the Company (electronic mail being sufficient) at least 24 hours prior to the Closing Date.

ARTICLE II

ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sponsor. Sponsor represents and warrants as of the date hereof to FERA and the Company as follows.

(a) Organization; Due Authorization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Sponsor. This Sponsor Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of Sponsor.

(b) Governmental Approvals; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Sponsor with respect to the Sponsor’s execution, delivery or performance of its covenants, agreements or obligations under this Sponsor Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Sponsor Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any filings with the SEC related to its ownership of Subject Securities or the Holdco Ordinary Shares following the Closing or the other transactions contemplated by the Business Combination Agreement, this Sponsor Agreement or any other Ancillary Document to which it is a party.

(c) Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities listed across from Sponsor’s name on Schedule 1 hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the pre-closing FERA governing documents, (iii) the Business Combination Agreement, (iv) the Letter Agreement or (v) any applicable securities Laws. The Subject Securities are the only Equity Securities in FERA owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of the Subject Securities held by Sponsor are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities. Sponsor has full voting power with respect to the Subject Securities held by Sponsor. Other than the Subject Securities held by Sponsor, Sponsor does not hold or own any Equity Securities of FERA, any rights to acquire (directly or indirectly) any Equity Securities of FERA or any securities convertible into, or that can be exchanged for Equity Securities of FERA. The Subject Securities constitute all of the FERA Ordinary Shares, or securities convertible into or that can be exchanged for FERA Ordinary Shares, beneficially owned by the Sponsor as of the date of this Sponsor Agreement.

(d) No Conflicts. The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon Sponsor or Sponsor’s Subject Securities), in each case, to the extent such consent, approval or other action would be reasonably expected to prevent, enjoin or materially delay or impair the performance by Sponsor of its obligations under this Sponsor Agreement or (iii) conflict with or violate any material contract to which Sponsor is party or Law.

(e) Litigation. There are no Legal Proceedings pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, except as has not and would not, individually or in the aggregate, reasonably be expected to have or that would have a material adverse effect on Sponsor’s ability to consummate the Transactions or perform its obligations under this Sponsor Agreement or the Business Combination Agreement. There is no material Legal Proceeding that Sponsor has pending against any other Person. Sponsor is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending.

(f) Brokerage Fees. Except as described on Section 5.15 of the FERA Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Business Combination Agreement or FERA’s initial public offering based upon arrangements made by or on behalf of Sponsor or any of its Affiliates, for which FERA or any of its Affiliates may become liable.

(g) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Sponsor or its respective Affiliates and Representatives expressly for inclusion or incorporation by reference in: (i) any current report on Form 8-K or periodic report on Form 10-Q or 10-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (ii) the Proxy Statement/Registration Statement or (iii) the mailings or other distributions to FERA Shareholders and prospective investors (including any actual or prospective investors in connection with any financing) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (i) through (iii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(h) Independent Investigation. The Sponsor has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the transactions contemplated by this Sponsor Agreement, the Business Combination Agreement and the other applicable Ancillary Documents to which it is or will be a party as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Sponsor Agreement or the other Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby.

(i) No Additional Representations or Warranties. In entering into this Sponsor Agreement and the other Ancillary Documents to which it is or will be a party, the Sponsor has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which it is or will be a party and no other representations or warranties of FERA, the Company or any other Person, either express or implied, and the Sponsor, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which it is or will be a party, none of FERA, the Company nor any other Person makes or has made any representation or warranty, either express or implied, to the Sponsor in connection with or related to this Sponsor Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

(j) Acknowledgment. Sponsor understands and acknowledges that each of FERA and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

(k) Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the Merger and the Business Combination Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) Merger Effective Time, (b) the written agreement of Sponsor, FERA, and the Company, (c) the termination of the Business Combination Agreement in accordance with Section 8 thereto, or (d) the date on which none of the Company, Sponsor, or FERA has any rights or obligations hereunder. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law; Jurisdiction. The terms of Section 9.05 and 9.06 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.3 WAIVER OF JURY TRIAL. THE TERMS OF SECTION 9.07 OF THE BUSINESS COMBINATION AGREEMENT (WHICH FOR THE AVOIDANCE OF DOUBT CONTAINS A WAIVER OF ANY RIGHT TO A TRIAL BY JURY) SHALL APPLY TO THIS SPONSOR AGREEMENT AND ARE INCORPORATED BY REFERENCE HEREIN MUTATIS MUTANDIS.

Section 3.4 Binding Effect; Assignment; Third Parties. This Sponsor Agreement and all of the provisions of this Sponsor Agreement shall be binding upon and inure to the benefit of the parties to this Sponsor Agreement and their respective successors and permitted assigns. This Sponsor Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Company (with respect to an assignment by Sponsor) or Sponsor (with respect to an assignment by the Company). Any attempted assignment of this Sponsor Agreement not in accordance with the terms of this Section 3.4 of this Sponsor Agreement shall be null and void. No such assignment shall relieve the assigning Person of its obligations under this Sponsor Agreement.

Section 3.5 Remedies. The terms of Section 9.08 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.6 Amendment; Waiver. This Sponsor Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Sponsor, FERA and the Company. This Sponsor Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner that does not comply with this Section 3.6 shall be void, ab initio.

Section 3.7 Severability. The terms of Section 9.09 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.8 Notices. The terms of Section 9.02 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis, with notices hereunder addressed as follows.

If to FERA or Sponsor:

Fifth Era Acquisition Corp I

PO Box 1093, Boundary Hall

Cricket Square, Grand Cayman

KY1-1102, Cayman Islands

Attention: Mitchell Mechigian

Email: mmechigian@fifthera.com

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Keith Billotti

Email: billotti@sewkis.com

If to the Company:

SMT Holdings Limited

Cloud Desk D08, 11th Floor, Al Sarab Tower,

Abu Dhabi Global Market Square,

Al Maryah Island, Abu Dhabi, UAE

Attention: Diarmuid Clohessy

Email: d.clohessy@miotal.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention:	Brandon C. Parris
Omar E. Pringle
Email:	BParris@mofo.com
OPringle@mofo.com

Section 3.9 Counterparts. This Sponsor Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Counterparts may also be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 3.10 Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, accomplish indirectly that which such party is not permitted to accomplish (or take any action that such party is not permitted to take) directly under this Sponsor Agreement.

Section 3.11 Interpretation. The terms of Section 9.12 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.12 Consent to Disclosure. Sponsor hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of the Sponsor’s identity and ownership of Subject Securities, the nature of the Sponsor’s obligations hereunder and the other matters set forth in the Business Combination Agreement and the Ancillary Documents, including the Transactions and the Merger. Sponsor agrees to promptly give the Company or FERA, as applicable, any information that is in its possession that the Company or FERA, as applicable, may reasonably request for the preparation of any such disclosure documents, and Sponsor agrees to promptly notify the Company and FERA of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that Sponsor shall become aware that any such information shall have become false or misleading in any material respect.

Section 3.13 Non-Recourse. The terms of Section 9.15 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.14 Entire Agreement. This Sponsor Agreement and the documents or instruments referred to in this Sponsor Agreement, including any exhibits and schedules attached, which exhibits and schedules are incorporated by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties to this Sponsor Agreement in respect of the subject matter contained in this Sponsor Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Sponsor Agreement or the documents or instruments referred to in this Sponsor Agreement, which collectively supersede all prior agreements and the understandings among the Parties to this Sponsor Agreement with respect to the subject matter contained in this Sponsor Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, Sponsor, FERA and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

FERA:

FIFTH ERA ACQUISITION CORP. I

By:	/s/ Mitchell Mechigian
Name:	Mitchell Mechigian
Title:	Chief Executive Officer

COMPANY:

SMT HOLDINGS LIMITED

By:	/s/ Diarmuid Clohessy
Name:	Diarmuid Clohessy
Title:	Director

SPONSOR:

FIFTH ERA ACQUISITION SPONSOR I LLC

By:	/s/ Mitchell Mechigian
Name:	Mitchell Mechigian
Title:	Manager

[Signature Page to Sponsor Support Agreement]

Schedule I

Subject Securities

Sponsor	FERA Class A Ordinary Shares	FERA Class B Ordinary Shares
Fifth Era Acquisition Sponsor I LLC	380,000	6,744,354